UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 27, 2005
WENDY’S INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8116	31-0785108
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

4288 West Dublin-Granville Road, Dublin, Ohio	43017-0256
(Address of principal executive offices)	(Zip Code)
(614) 764-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Wendy’s International, Inc. (the “Company”), after discussion with the Board, approved accelerating the vesting, effective October 27, 2005, of approximately 3.2 million stock options, representing all outstanding, unvested stock options granted under the Company’s (i) 1990 Stock Option Plan, as amended; (ii) WeShare Stock Option Plan, as amended; and (iii) 2003 Stock Incentive Plan; as amended (collectively, the “Plans”), that are held by current employees, including all executive officers, and employees who retired with unvested stock options after having attained age 55 with at least ten years of service with the Company or its subsidiaries. The vesting of stock options held by the independent directors of the Company is not changed by this action. Except as described below for executive officers, all other terms and conditions of each stock option award remain the same.

The stock option awards subject to this acceleration of vesting generally provide that 25% of the number of shares underlying an option award would vest on each of the first four anniversaries from the grant date. The Committee’s decision to accelerate the vesting of all outstanding, unvested stock options granted under the Plans only affects stock option awards granted from October 31, 2001, through 2004. It does not affect stock option awards granted prior to October 31, 2001 and prior years since those options have already vested and no stock options were granted by the Company in 2005 as the Company transitioned from stock options to restricted stock and restricted stock unit awards. Of the total number of stock options accelerated, approximately 463,000 are held by executive officers.

The Committee imposed a holding period that will require all executive officers to refrain from selling shares acquired upon the exercise of these accelerated options (other than shares needed to cover the exercise price, applicable transaction fees and satisfying withholding taxes) until the date on which the exercise would have been permitted under the option’s original vesting terms or, if earlier, the executive officer’s death, disability or termination of employment.

The decision to accelerate the vesting of these stock options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“SFAS 123R”). SFAS No. 123R: (i) generally requires recognizing compensation cost for the grant-date fair value of stock options and other equity-based compensation over the requisite service period; (ii) applies to all awards granted, modified, vesting, repurchased or cancelled after the required effective date; and (iii) is effective for the Company as of the beginning of its first quarter 2006. The future expense that is eliminated as a result of the acceleration of the vesting of these options is estimated at approximately $13 million to $15 million pretax. This expense will be reflected in pro forma footnote disclosure to the Company’s 2005 financial statements.

In addition, the decision to accelerate the vesting of stock options is expected to have a positive effect on employee morale, retention and perception of value at various levels of the enterprise and may also reduce the number of stock options outstanding if the Company completes the initial public offering of 15% to 18% of Tim Hortons (previously announced).

The acceleration of vesting does not alter the vesting of restricted stock or restricted stock units held by directors, officers and employees of the Company.

Item 2.02	Results of Operations and Financial Condition.

On October 27, 2005, the Company issued a press release and other financial information regarding its third quarter results. The press release and other financial information are attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99 — Press release and other financial information issued by the Company dated October 27, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY’S INTERNATIONAL, INC.

By:	/s/	Kerrii B. Anderson

Kerrii B. Anderson
Executive Vice President and
Chief Financial Officer
Date October 27, 2005